Exhibit 99.1

              SUSSER HOLDINGS REPORTS STRONG THIRD QUARTER RESULTS

                           MERCHANDISE SALES UP 10.9%;
                 PRO FORMA(1) ADJUSTED EBITDA(2) INCREASED 24.2%

    CORPUS CHRISTI, Texas, Nov. 15 /PRNewswire-FirstCall/ -- Susser Holdings Corporation (Nasdaq: SUSS) today reported third quarter 2006 merchandise sales and total revenues of $96.1 million and $605.1 million, compared with merchandise sales and total revenues of $86.7 and $528.1 million in the same quarter of 2005. Pro forma(1) adjusted EBITDA(2) for the quarter was $18.3 million versus $14.8 million in the prior year. Pre-tax net income reported under the Company's prior LLC structure totaled $7.4 million in the latest quarter, compared with a pre-tax $6.5 million in the third quarter in 2005.

    On Oct. 24, 2006, Susser completed an initial public offering of common shares. To show a more meaningful comparison of results under its new capital structure, Susser is also providing pro forma results to show the impact of the IPO as well as changes Susser made in its capital structure in December 2005. On a pro forma(1) basis, after-tax net income for the third quarter of 2006 was $5.8 million, or $0.34 per diluted share, versus an after- tax $2.7 million, or $0.16 per diluted share, for the third quarter of 2005. Pro forma(1) revenues for both periods were the same as reported revenues.

    "Our third-quarter results reflect strong year-over-year increases on the retail side in merchandise sales and margins and continuing traction from our Laredo Taco Company restaurant business," said Sam L. Susser, chief executive officer of Susser Holdings Corporation. "We've seen very solid performance from our stores throughout 2006, with a 6% increase in same-store sales for the nine months ended Oct. 1, 2006. We also saw strong growth in average fuel volumes per store from a year ago, and during the third quarter we benefited from favorable fuel purchasing costs, which drove record fuel margins.

    "We were very pleased with the results of our initial public offering in late October, which raised approximately $113 million in net proceeds," Susser said. "This offering will enable us to continue Susser's strong pace of growth, while strengthening our balance sheet and increasing our financial flexibility."

    Recent Developments

    New Stores - Susser continues to expand and upgrade its store locations. Four new retail locations opened during the quarter, and one small store was closed, bringing the total store count to 323. During October, Susser opened three stores and expects to open five to seven additional stores in the fourth quarter. An estimated 16 to 18 new retail stores should open in 2006, and 18 to 22 are planned for 2007. Substantially all of these stores are expected to include a Laredo Taco Company restaurant.

    New Fuel Supply Agreement - On July 28, 2006, Susser entered into a new 12-year fuel supply agreement with Valero Marketing and Supply Company to supply substantially all of its retail stores and certain wholesale locations that were supplied by CITGO. In connection with this new agreement, the Company has begun rebranding its existing retail fuel stations to the Valero or Shamrock brands. The brand transition began in September 2006 and is expected to be completed by the end of the first quarter of 2007. As of Nov. 1, 87 retail stores have been rebranded from CITGO to Valero.

    Convenience Store Rebranding Initiative - The rebranding of the convenience stores from Circle K to Susser's own Stripes brand continues and is expected to be substantially completed by year-end. At the end of the third quarter, 57 new and existing stores were flying the Stripes brand. An additional 39 units were rebranded during October.

    Third Quarter Financial Highlights

    Merchandise sales from Susser's retail convenience stores increased by 10.9% overall to $96.1 million and by 8.0% on a same-store basis during the third quarter of 2006, driven by growth in Laredo Taco Company restaurant sales, beer and packaged and fountain beverage sales. Merchandise margin was 32.2% -- flat versus the third quarter of 2005 -- a result of stronger restaurant and beverage performance offset by a decline in cigarette margins. Total merchandise gross profit increased 10.9% to $31 million.

    Retail convenience store gasoline volumes increased 8.5% to 96.2 million gallons for the quarter, and average volumes sold per store per week increased 6.9% to 23,200 gallons. Retail gross margin was 21.0 cents per gallon, up 18.0% from 17.8 cents per gallon a year ago. Retail fuel gross profit increased by 28.0% to $20.2 million.

    Wholesale fuel volumes sold to Susser's more than 350 dealer and other third-party customers increased 1.8% to 112.9 million gallons in the quarter. Wholesale gross margin was 6.9 cents per gallon, versus 6.1 cents per gallon a year ago, and gross profit increased 14.7% to $7.8 million.

    Adjusted EBITDA(2) -- income before interest, income taxes, depreciation and amortization, non-cash stock-based compensation expense and certain other operating expenses reflected in net income that management does not believe are indicative of ongoing core operations, such as gain or loss or disposal of assets and impairment charges -- was $18.3 million, up 3.2% from the third quarter of 2005. On a pro forma(1) basis, adjusted EBITDA(2) for the quarter increased by $3.6 million, or 24.2%, over the third quarter of 2005.

    Reported net income and adjusted EBITDA(2) for the third quarter of 2006 were impacted primarily by higher rent expense of $3.3 million resulting from the December 2005 sale/leaseback of 74 retail store locations, as well as from higher credit card and utility expenses.

    Nine-Month Results

    For the first nine months of 2006, Susser reported merchandise sales and total revenues of $276.7 million and $1.8 billion, an increase of 11.2% and 28.1% from merchandise sales and total revenues of $248.8 million and $1.4 billion for the same period in 2005.

    Adjusted EBITDA(2) for the nine months was $39.3 million, versus $40.6 million for the year-earlier period. Pro forma(1) adjusted EBITDA(2) for the nine months was also $39.3 million, versus $31.6 million, up 24.5% from the comparable 2005 period.

    Pre-tax net income totaled $7.2 million, versus a pre-tax $10.5 million for the first nine months of 2005. On a pro forma(1) basis, after-tax net income was $7.7 million, or $0.46 per diluted share, versus an after-tax $2.3 million, or $0.13 per diluted share, for the comparable 2005 period.

                       Recap of Key Profitability Measures
                              (dollars in millions)

                                                                  9 Months     9 Months
                                        Q3 2005      Q3 2006        2005         2006
                                       ----------   ----------   ----------   ----------
Adjusted EBITDA(2)                     $     17.8   $     18.3   $     40.6   $     39.3
Pro Forma(1) Adjusted EBITDA(2)              14.8         18.3         31.6         39.3
Net Income                                    6.5          7.4         10.5          7.2
Pro Forma(1) After-Tax Net Income             2.7          5.8          2.3          7.7

    Reported net income and adjusted EBITDA(2) for the first nine months of 2006 were impacted primarily by higher rent expense of $9.8 million that resulted from the December 2005 sale/leaseback transaction, as well as higher credit card and utility expense.

    Guidance Update

    Current-year results and Company estimates for 2007 for key operating metrics are as follows:

                                    Quarter         9 Months
                                     Ended            Ended          Estimates
                                    10/1/06          10/1/06           2007
                                 -------------    -------------    -------------
Merchandise Same Store Sales               8.0%             6.0%            4-5%
Merchandise Margins                       32.2%            32.7%          31-33%
Increase in Retail Average
 Per Store Gallons                         6.9%             6.5%            5-8%
Retail Fuel Margins                       21.0 CPG         15.1 CPG       12-15 CPG
Wholesale Fuel Margins                     6.9 CPG          5.9 CPG     4.5-5.5 CPG
New Retail Stores*                           4                8           18-22
New Wholesale Stores*                       14               27           25-35

* Does not reflect store closures.

    Investor Conference Call and Webcast

    Susser's management team will hold a conference call on Thursday, Nov. 16, 2006, at 9 a.m. EST (8 a.m. CST) to discuss third quarter results. To participate in the call, dial (303) 262-2140 at least 10 minutes before the call begins and ask for the Susser conference call. A replay will be available approximately two hours after the call ends and will be accessible through Nov.
23. To access the replay, dial (303) 590-3000 and enter the pass code 11075205#.

    The conference call will also be accessible via Susser's Internet Web site at http://www.susser.com . To listen to the live call, please visit the Investor Relations page of Susser's Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available on the Web shortly after the call. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600, or e-mail dmw@drg-e.com .

    (1) Pro forma numbers are adjusted to show results as if the 2006 IPO as well as the December 2005 recapitalization, sale/leaseback transaction and senior notes issuance had occurred on Jan. 1, 2005. The December 2005 transactions are more fully described in Footnote 3 of the Company's third quarter Form 10-Q and in the Company's registration statement on Form S-1.

    (2) Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" at the end of this news release for a discussion of our use of adjusted EBITDA and a reconciliation to net income and cash provided by operating activities for the periods presented.

    About Susser Holdings Corporation

    Corpus Christi, Texas-based Susser Holdings Corporation is the leading non-refiner convenience store operator and motor fuel distributor in Texas. Susser operates more than 320 convenience stores in Texas and Oklahoma under the Stripes and Circle K brands, offering motor fuel, merchandise, restaurant service under the Company's own Laredo Taco Company brand, and other services. Susser also supplies more than 350 branded dealers through its wholesale fuel division.

    Forward-Looking Statements

    This news release contains "forward-looking statements" describing Susser's objectives, targets, plans, strategies, costs, anticipated capital expenditures, expected cost savings, costs of our store rebranding initiatives, expansion of our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competition from other convenience stores, gasoline stations, supermarkets, hypermarkets and other wholesale fuel distributors; changes in economic conditions; volatility in energy prices; political conditions in key crude oil producing regions; wholesale cost increases of tobacco products; adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; consumer behavior, travel and tourism trends; devaluation of the Mexican peso or restrictions on access of Mexican citizens to the U.S.; unfavorable weather conditions; changes in state and federal regulations; dependence on one principal supplier for merchandise, two principal suppliers for gasoline and one principal provider for transportation of substantially all of our motor fuel; financial leverage and debt covenants; changes in debt ratings; inability to identify, acquire and integrate new stores; dependence on senior management; acts of war and terrorism; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to "Item 1A. Risk Factors" in Part II of the Company's Form 10-Q for the period ended Oct. 1, 2006, and in its registration statement on Form S-1 (File No. 333-134033), as amended. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available.

                           Susser Holdings Corporation
                           Consolidated Balance Sheets

                                                             January 1,     October 1,
                                                                2006           2006
                                                            ------------   ------------
                                                               audited      unaudited
                                                                  (in thousands)
Assets
Current assets:
  Cash and cash equivalents                                 $      4,116   $      1,944
  Accounts receivable, net of allowance
   for doubtful accounts of $0 at
   January 1, 2006 and $181 at
   October 1, 2006                                                44,173         45,684
  Inventories, net                                                37,278         37,170
  Assets held for sale                                             5,439          6,769
  Other current assets                                             3,126          1,780
Total current assets                                              94,132         93,347

Property and equipment, net                                      224,226        233,855
Other assets:
  Supply agreements, net                                           5,630          5,644
  Favorable lease arrangements, net                               12,811          5,386
  Goodwill                                                           ---         20,224
  Other intangible assets, net                                    19,770         13,994
  Notes receivable, long-term portion                              1,493          1,704
  Other assets                                                     3,072          3,552
Total other assets                                                42,776         50,504
Total assets                                                $    361,134   $    377,706

Liabilities and members' interests
Current liabilities:
  Accounts payable                                          $     56,632   $     57,616
  Accrued expenses                                                32,128         35,391
  Other current liabilities                                        1,782          2,112
Total current liabilities                                         90,542         95,119

Revolving line of credit                                           6,220         10,100
Senior unsecured notes                                           170,000        170,000
Deferred gain, long-term portion                                  28,811         30,103
Other noncurrent liabilities                                       7,402          6,675
Total long-term liabilities                                      212,433        216,878

Minority interests in consolidated subsidiaries                      578            615

Commitments and contingencies
Members' interests:
  Common shares, no par value,
   15,914,639 units authorized,
   12,849,660 issued and outstanding as of
   January 1, 2006 and October 1, 2006                               ---            ---
  Additional paid-in capital                                      59,231         59,571
  Retained earnings (deficit)                                     (1,650)         5,523
Total members' interests                                          57,581         65,094
Total liabilities and members' interests                    $    361,134   $    377,706

                           Susser Holdings Corporation
                      Consolidated Statements of Operations
                                    Unaudited

                                    Three Months Ended               Nine Months Ended
                               -----------------------------   -----------------------------
                                Predecessor       Company       Predecessor       Company
                                 October 2,      October 1,      October 2,      October 1,
                                   2005            2006            2005            2006
                               -------------   -------------   -------------   -------------
                                                      (in thousands)
Revenues:
  Merchandise sales            $      86,686   $      96,141   $     248,810   $     276,653
  Motor fuel sales                   436,412         503,484       1,122,343       1,483,537
  Other income                         5,033           5,479          16,026          17,383
  Total revenues                     528,131         605,104       1,387,179       1,777,573

Cost of sales:
  Merchandise                         58,752          65,163         168,027         186,130
  Motor fuel                         413,827         475,479       1,070,353       1,418,294
  Other                                  116             138             382             471
Total cost of sales                  472,695         540,780       1,238,762       1,604,895
Gross profit                          55,436          64,324         148,417         172,678

Operating expenses:
  Personnel                           15,900          17,388          46,501          51,746
  General and
   administrative                      5,716           5,120          14,530          14,535
  Other operating                     14,137          17,198          38,509          48,413
  Rent                                 2,265           5,567           6,820          16,651
  Royalties                              890             996           2,567           2,847
  Loss (gain) on disposal
   of assets                             107               2            (429)           (277)
  Depreciation,
   amortization, and
   accretion                           7,386           6,115          19,704          17,672
 Total operating expenses             46,401          52,386         128,202         151,587

 Income from operations                9,035          11,938          20,215          21,091

Other income (expense):
  Interest expense                    (3,786)         (4,670)        (10,797)        (14,088)
  Other miscellaneous                  1,219             106           1,149             217
Total other income
 (expense)                            (2,567)         (4,564)         (9,648)        (13,871)

Minority interest in
 income (loss) of
 consolidated subsidiaries                52             (14)            (60)            (47)

Net income                     $       6,520   $       7,360   $      10,507   $       7,173

Net income available to
 common unitholders            $       5,394   $       7,360   $       6,955   $       7,173

                           Susser Holdings Corporation
                Consolidated Statements of Operations (Continued)
                                    Unaudited

                                     Three Months Ended                Nine Months Ended
                               ------------------------------    -----------------------------
                                Predecessor        Company        Predecessor       Company
                                 October 2,       October 1,       October 2,      October 1,
                                   2005             2006             2005            2006
                               -------------    -------------    -------------   -------------
Net income available to
 common unit holders:
  Basic                        $        2.31    $        0.57    $        2.98   $        0.56
  Diluted                      $        2.26    $        0.53    $        2.91   $        0.52

Weighted average units
 outstanding:
  Basic                            2,332,726       12,849,660        2,332,726      12,849,660
  Diluted                          2,390,484       13,814,211        2,390,484      13,814,211

Pro Forma Data:
Historical income
 available to common
 unit holders before
 taxes                                          $       7,360                    $       7,173
Pro forma income tax
 expense                                               (2,576)                          (2,510)
Net income available to
 common unit holders
 adjusted for pro forma
 income tax expense                             $       4,784                    $       4,663

Pro forma net income
 available to common
 unit holders after taxes
  Basic                                         $        0.37                    $        0.36
  Diluted                                       $        0.35                    $        0.34

    Reconciliations of Non-GAAP Measures to GAAP Measures

    We define EBITDA as net income before interest expense, net, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding cumulative effect of changes in accounting principles, discontinued operations, non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant transaction expenses associated with the December 2005 transactions and the gain or loss on disposal of assets and impairment charges. In addition, those expenses that we have excluded from our presentation of adjusted EBITDA (along with our royalty expenses, marketing expenses, management fees and other items) are also excluded in measuring our covenants under our revolving credit facility and the indenture governing our senior notes.

    We believe that adjusted EBITDA is useful to investors in evaluating our operating performance because:

     * it is used as a performance and liquidity measure under our subsidiaries' revolving credit facility and the indenture governing our senior notes, including for purposes of determining whether they have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends to us;

     * securities analysts and other interested parties use it as a measure of financial performance and debt service capabilities;

     * it facilitates management's ability to measure operating performance of our business because it assists us in comparing our operating performance on a consistent basis since it removes the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

     * it is used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

     * it is used by our board of directors and management for determining certain management compensation targets and thresholds.

    EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

     * they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

     * they do not reflect changes in, or cash requirements for, working capital;

     * they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;

     * they do not reflect payments made or future requirements for income taxes;

     * although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and adjusted EBITDA do not reflect cash requirements for such replacements; and

     * because not all companies use identical calculations, our presentation of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures of other companies.

    The following table presents a reconciliation of net income to EBITDA and adjusted EBITDA:

                                     Three Months Ended                Nine Months Ended
                               ------------------------------    ------------------------------
                                Predecessor        Company        Predecessor        Company
                                 October 2,       October 1,       October 2,       October 1,
                                   2005             2006             2005             2006
                               -------------    -------------    -------------    -------------
                                                        (in thousands)
Net income                     $       6,520    $       7,360    $      10,507    $       7,173
  Depreciation,
   amortization, and
   accretion                           7,386            6,115           19,704           17,672
  Interest expense, net                3,786            4,670           10,797           14,088

EBITDA                         $      17,692    $      18,145    $      41,008    $      38,933
  Non-cash stock based
   compensation                        1,188              113            1,188              339
  Management fee                         ---              175              ---              547
  Loss (gain) on disposal
   of assets                             107                2             (429)            (277)
  Other miscellaneous(a)              (1,219)            (106)          (1,149)            (216)

Adjusted EBITDA                $      17,768    $      18,329    $      40,618    $      39,326

     (a) Other miscellaneous changes represent income from a non-consolidated joint venture and other non-operating income.

    The following table presents a reconciliation of net cash provided by operating activities to EBITDA and adjusted EBITDA:

                                                           Nine Months Ended
                                                     -----------------------------
                                                      Predecessor       Company
                                                       October 2,      October 1,
                                                          2005            2006
                                                     -------------   -------------
                                                            (in thousands)
Net cash provided by operating activities            $      29,670   $      28,487
  Changes in operating assets & liabilities                  1,657          (3,649)
  Gain on disposal of assets                                   429             277
  Non-cash stock based compensation expense                 (1,188)           (339)
  Minority interest                                            (57)            (37)
  Fair market value in nonqualifying derivatives              (300)            106
  Interest expense, net                                     10,797          14,088

EBITDA                                               $      41,008   $      38,933
  Non-cash stock based compensation                          1,188             339
  Management fee                                               ---             547
  Gain on disposal of assets                                  (429)           (277)
  Other miscellaneous(a)                                    (1,149)           (216)

Adjusted EBITDA                                      $      40,618   $      39,326

     (a) Other miscellaneous changes represent income from a non-consolidated joint venture and other non-operating income.

     Contacts:  Mary Sullivan, EVP, Treasurer & CFO
                Susser Holdings Corporation
                (361) 693-3743

                Ken Dennard, Managing Partner
                Anne Vincent, Sr. VP
                DRG&E  / (713) 529-6600

SUSS-IR

SOURCE  Susser Holdings Corporation
    -0-                             11/15/2006
    /CONTACT: Mary Sullivan, EVP, Treasurer & CFO of Susser Holdings Corporation, +1-361-693-3743; or Ken Dennard, Managing Partner, or Anne Vincent, Sr. VP, both of DRG&E, +1-713-529-6600, for Susser Holdings Corporation/
    /Web site:  http://www.susser.com /